CONFIDENTIAL TREATMENT HAS BEEN SUBMITED WITH RESPECT TO CERTAIN PORTIONS OF THIS EXHIBIT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THOSE PORTIONS ARE DESIGNATED BY “*****”

LICENSE & SUPPLY AGREEMENT

by and between

FORBES MEDI-TECH, INC.

and

PHARMAVITE LLC

(relating to the ingredient Reducol™ and the ingredient Reducol™ and Omega 3)

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INDEX

ARTICLE I – DEFINITIONS

4

ARTICLE II - LICENSE GRANT

6

ARTICLE III – LICENSE FEE

7

ARTICLE IV – MINIMUM PURCHASE; NON-EXCLUSIVITY

7

ARTICLE V – PURCHASE AND SUPPLY OF LICENSED INGREDIENT

8

ARTICLE VI – PRODUCTION FORECASTS AND PURCHASE ORDERS

9

ARTICLE VII – SHIPMENTS AND ACCEPTANCE

11

ARTICLE VIII – ADDITIONAL OBLIGATIONS

12

ARTICLE IX – PROHIBITED ACTIVITIES; NONCOMPETITION

17

ARTICLE X – RIGHTS OF FIRST NEGOTIATION; RIGHT OF FIRST REFUSAL

18

ARTICLE XI – INTELLECTUAL PROPERTY AND TRADEMARK

22

ARTICLE XII – INTELLECTUAL PROPERTY INFRINGEMENT

22

ARTICLE XIII – PUBLIC STATEMENTS; RECALLS

24

ARTICLE XIV – REGULATORY FILINGS AND APPROVALS

24

ARTICLE XV – CONFIDENTIALITY

25

ARTICLE XVI – REPRESENTATIONS AND WARRANTIES

27

ARTICLE XVII – INDEMNIFICATION

33

ARTICLE XVIII – INSURANCE

35

ARTICLE XIX – TERM AND TERMINATION

36

ARTICLE XX – EFFECT OF EXPIRATION OR TERMINATION

37

ARTICLE XXI – PUBLIC ANNOUNCEMENT

38

ARTICLE XXII – FORCE MAJEURE

39

ARTICLE XXIII – NOTICES

39

ARTICLE XXIV – ASSIGNMENT

40

ARTICLE XXV – PHARMAVITE TRADEMARKS

40

ARTICLE XXVI – EXTENSION TO AFFILIATES

40

ARTICLE XXVII – NO WAIVER

40

ARTICLE XXVIII – RELATIONSHIP OF THE PARTIES

40

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ARTICLE XXIX – HEADINGS; INTERPRETATION

41

ARTICLE XXX – SEVERABILITY

41

ARTICLE XXXI – ENTIRE AGREEMENT; AMENDMENT

41

ARTICLE XXXII – GOVERNING LAW

41

ARTICLE XXXIII – DISPUTE RESOLUTION

41

ARTICLE XXXIV – COUNTERPARTS

44

ARTICLE XXXV – CONSTRUCTION

44

ARTICLE XXXVI – CURRENCY

44

Annex A-1 – Licensed Ingredient Specifications ***** (information omitted)

Annex A-2 – Licensed Ingredient Specifications ***** (information omitted) [To be added after Execution]

Annex A-3 – ***** (information omitted) Licensed Product Forms

Annex B – Pharmavite Acceptance Testing

Annex C – Licensed Product Specifications

Annex D – Labeling for the Licensed Products

Annex E – Food Allergen Certification

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LICENSE & SUPPLY AGREEMENT

THIS LICENSE & SUPPLY AGREEMENT (“Agreement”) is made as of January 1, 2006 (hereinafter the "Effective Date"), by and between FORBES MEDI-TECH, INC., a corporation existing and organized under the Canada Business Corporation Act, having its headquarters at 750 West Pender Street, Suite 200, Vancouver, B.C.  V6C 2T8 (hereinafter referred to as “FORBES”), and PHARMAVITE LLC, a limited liability company existing and organized under the laws of the State of California, having its headquarters at 8510 Balboa Boulevard, Suite 300, Northridge, California 91325 (hereinafter referred to as “PHARMAVITE”).

WHEREAS, FORBES AND PHARMAVITE are currently parties to that certain Amended and Restated License Agreement dated as of June 5, 2003 and that certain Amended and Restated Supply Agreement dated as of June 5, 2003, relating to the Licensed Ingredient and the Additional Licensed Ingredient (collectively, the “Amended and Restated Agreement”), which agreements terminated on December 31, 2005 and the parties hereto acknowledged are of no further force or effect; and

WHEREAS, the parties desire to continue their business relationship with respect to the Licensed Ingredient and the Additional Licensed Ingredient on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein the parties hereby agree as follows:

ARTICLE I – DEFINITIONS

1.1

As used herein, the following terms shall have the following respective meanings:

“Additional Licensed Ingredient” means the composition resulting from the combination of the Licensed Ingredient and an Omega 3 fatty acid covered by the paragraph (b) Intellectual Property definition, including without limitation any soft gel technology developed by Forbes relating thereto.

“Additional Licensed Ingredient Field of Use” means and includes with respect to Licensed Products containing the Additional Licensed Ingredient:

on an exlusive basis in the Domestic Territories:

***** (information omitted).

on a nonexclusive basis in the Domestic Territories:

***** (information omitted)

on a nonexclusive basis in the Foreign Territories in all channels.

"Affiliate" means any entity that controls, is controlled by, or under common control of a party. For purposes of this clause, “control” shall mean the direct or indirect ownership of at least 50% of the stock or participating shares entitled to vote in the general meeting of shareholders.

020306Pharmavite	4

“Approval” in respect of any country, means the approval by the relevant Authority to use the Licensed Ingredient or the Additional Licensed Ingredient as a Dietary Supplement.

"Authority" means any governmental or regulatory authority responsible for granting Approvals in any country including, without limitation, the FDA.

“Dietary Ingredient” means “dietary ingredient” as defined in DSHEA.

“Dietary Supplement” means a product for ingestion that is intended to supplement the diet but without being represented for use as a conventional food or as the sole item of a meal or diet and that meets the definition of "dietary supplement" found in DSHEA.

“Domestic Territories” means the United States of America, its territories and possessions, United States government and military installations worldwide.

"DSHEA" means the United States Dietary Supplement Health and Education Act.

"Effective Date" means the date first written above.

“FDA” means the United States Food and Drug Administration or any successor entity thereto.

“Foreign Territories” means ***** (area omitted).  As soon as FORBES is legally able to include ***** (area omitted) in the term Foreign Territories based on its current agreements, FORBES shall notify PHARMAVITE of same in writing and as of the date of such letter ***** (area omitted) shall be included in the definition of the Foreign Territories.

“Health/Structure Function Claim” means any reference on PHARMAVITE’s package or labeling for Licensed Products or, in PHARMAVITE’s advertising and promotional material related to a Licensed Product, the Licensed Ingredient or the Additional Licensed Ingredient, to benefits of such Licensed Product, Licensed Ingredient or Additional Licensed Ingredient for human health.

“Improvement” means all improvements, variations, updates, modifications, and enhancements made by FORBES or licensed by FORBES relating to the Licensed Ingredient or the Additional Licensed Ingredient at any time after December 30, 2002, but shall exclude any other compound that is developed by or licensed to FORBES or any combination of the Licensed Ingredient with any other ingredients, compounds, vitamins minerals, or herbs developed by or licensed to FORBES.

"Intellectual Property" means all trade secrets, Improvements, patents, confidential research results, and pending patent applications, in each case owned or licensed by FORBES relating to:

(a)

 the Licensed Ingredient including without limitation the following patent applications currently pending, any related U.S. patent applications (including any ***** (information omitted)), and

(b)

the Additional Licensed Ingredient, including without limitation the PCT patent application ***** (information omitted), any related U.S. patent applications, and any patent applications filed related thereto and any patents resulting therefrom.

"IP Rights" means the rights granted to PHARMAVITE under this Agreement to the Intellectual Property.

020306Pharmavite	5

“Licensed Ingredient” means the composition covered by paragraph (a) of the Intellectual Property definition, ***** (information omitted) and having the specifications set forth in Annex A-1 for ***** (information omitted) of the Licensed Ingredient and having the specifications to be mutually agreed upon by the parties at a later date and then attached hereto as Annex A-2 for ***** (information omitted) of the Licensed Ingredients (the “Specifications”).  ***** (information omitted) of the Licensed Ingredient is as forth on Annex A-3.

“Licensed Ingredient Field of Use” means and includes with respect to Licensed Products containing the Licensed Ingredient:

on an exclusive basis in the Domestic Territories;

***** (information omitted)

on a nonexclusive basis in the Domestic Territories;

***** (information omitted)

on a nonexclusive basis in the Foreign Territories in all channels.

"License" means the licenses granted pursuant to Article II hereof.

"Licensed Products" means Dietary Supplements in the form of a tablet, soft gel, capsule (including without limitation two piece capsule) or single-bite soft chew for human oral consumption that incorporates the Licensed Ingredient or the Additional Licensed Ingredient either alone or in combination with any other Dietary Ingredient approved by Forbes pursuant to Section 8.2.

“Patent Applications” means the patent applications referenced in the definition of Intellectual Property.

“Proprietary Information” means and includes, without limitation, information and data of one party provided to the other in connection with this Agreement, including the Intellectual Property, and all other non-public scientific, clinical, regulatory, marketing, financial, and commercial information or data, whether communicated in writing or orally or by other means, before or after December 30, 2002.

“Protectable Intellectual Property” means any patents issued with respect to the Intellectual Property and any trade secrets associated therewith.

“Specifications” shall have the meaning set forth in the definition of the term “Licensed Ingredient.”

"Territories" means the ***** (area omitted).  As soon as FORBES is legally able to include ***** (area omitted) in the term Territories based on its current agreements, FORBES shall notify PHARMAVITE of same in writing and as of the date of such letter ***** (area omitted) shall be included in the definition of the Territories.

“Trademark” means the trademark Reducol™ or such other Trademark or Tradename as Forbes may designate from time to time.

ARTICLE II - LICENSE GRANT

2.1

Grant of Rights:  Subject to the terms of this Agreement, FORBES hereby grants to PHARMAVITE for the duration of this Agreement:

020306Pharmavite	6

(a)

a royalty-free license under the Intellectual Property to use the Licensed Ingredient and any Improvement as a component of Licensed Products and to make and have made, use, market, distribute, offer for sale and sell Licensed Products in the Licensed Ingredient Field of Use in the Territories, individually or in combination with other products of PHARMAVITE, which license is both exclusive and non-exclusive as set forth in the definition of the Licensed Ingredient Field of Use.

(b)

a royalty-free license under the Intellectual Property to use the Additional Licensed Ingredient and any Improvement as a component of Licensed Products and to make and have made, use, market, distribute, offer for sale and sell Licensed Products in the Additional Licensed Ingredient Field of Use in the Territories, individually or in combination with other products of PHARMAVITE, which license is both exclusive and non-exclusive as set forth in the definition of the Additional Licensed Ingredient Field of Use.

(c)

a royalty-free nonexclusive license to use the Trademark in connection with Licensed Products.

2.2

Sublicense Rights:  Subject to the terms of this Agreement, PHARMAVITE shall have the right to sub-license the license rights granted hereinbefore to:

(a)

Affiliates of PHARMAVITE and

(b)

to third party manufacturers in connection with the manufacture of Licensed Products for PHARMAVITE for sale by PHARMAVITE pursuant to the terms of this Agreement.

2.3

Forbes Soft Gel Technology.  Notwithstanding the foregoing, the parties agree that FORBES shall not disclose to PHARMAVITE any soft gel technology related to the Additional Licensed Ingredient developed by FORBES unless specifically covered by a supply agreement between the parties for the Additional Licensed Ingredient.

ARTICLE III – LICENSE FEE

3.1

In consideration for the License granted herein, PHARMAVITE will pay FORBES ***** (amount omitted).  Such payment shall be made by wire transfer to such bank as FORBES shall specify within five (5) days of the execution of this Agreement.  The parties acknowledge that such payment included prepayment of the ***** (amount omitted) license fee for the period from January 1, 2007 through June 30, 2007.  PHARMAVITE shall not be obligated to pay any royalties to FORBES ***** (price omitted).

ARTICLE IV – MINIMUM PURCHASE; NON-EXCLUSIVITY

4.1

Minimum Purchase Amount.  In order to maintain the exclusive aspects of the License, PHARMAVITE shall be required to purchase pursuant to this Agreement quantities of Licensed Ingredient equal to ***** (amount omitted) per calendar year during the term hereof (pro-rated for any term which is not a calendar year).

4.2

Shortfall Payment/Purchase to Maintain Exclusivity.  In the event that PHARMAVITE fails to purchase the amount set forth in Section 4.1, PHARMAVITE may retain the License as an exclusive license if either (i) PHARMAVITE pays to FORBES an amount equal to ***** (price omitted)times the difference between the annual minimum purchase amount set forth in Section 4.1 for the period in question and the amount actually purchased by Pharmavite in the period in question (“Shortfall Amount”), or (ii) PHARMAVITE purchases the Shortfall Amount within ***** (term omitted) after the end of the period in question.

020306Pharmavite	7

4.3

Conversion to Nonexclusive License.  In the event that PHARMAVITE fails to purchase the amount set forth in Section 4.1 in any applicable period, and fails to take the actions noted in Section 4.2, then PHARMAVITE shall retain the License but on a non-exclusive basis.

ARTICLE V – PURCHASE AND SUPPLY OF LICENSED INGREDIENT

5.1

Purchase and Sale of Licensed Ingredient.  FORBES shall manufacture, or have manufactured, and sell to PHARMAVITE, and PHARMAVITE shall purchase from FORBES, PHARMAVITE’s requirements of the Licensed Ingredient for use in Dietary Supplements ***** (information omitted) for human oral consumption that are sold in the Licensed Ingredient Field of Use in the Domestic Territories under the name brands of Pharmavite.  FORBES shall manufacture, or have manufactured, and sell to PHARMAVITE, and PHARMAVITE shall purchase from FORBES, those amounts of the Licensed Ingredient as are ordered by PHARMAVITE for use by PHARMAVITE in Dietary Supplements ***** (information omitted) for human oral consumption that are sold in the Licensed Ingredient Field of Use in the Foreign Territories.

5.2

Specifications and Manufacture of Licensed Ingredient.  FORBES shall perform all activities hereunder in compliance with the Specifications, all applicable laws, rules and regulations, including without limitation the U.S. Federal Food Drug and Cosmetics Act (the “Act”) and the regulations promulgated thereunder, including current Good Manufacturing Practices and any regulations for good manufacturing practice relating to the manufacture, packaging and holding of ingredients of Dietary Supplements or Food products that are hereafter promulgated and made effective by the FDA (collectively, “cGMP”).   The Specifications for, and the physical characteristics of, the Licensed Ingredient ***** (information omitted) shall not be changed without the prior written consent of PHARMAVITE.  Any mutually agreed upon change to the Specifications shall be documented by an Addendum to this Agreement.

5.3

Storage and Transportation of Licensed Ingredient.  FORBES requires and PHARMAVITE agrees that the Licensed Ingredient shall be stored by PHARMAVITE in accordance with the conditions set forth on Annex A-1 and Annex A-2 hereto.

5.4

Price.  PHARMAVITE shall pay FORBES ***** (price omitted) for the Licensed Ingredient, whether in its ***** (information omitted).

5.5

Price Only for Licensed Ingredient.  The price set forth in Section 5.4 is for the manufacture of Licensed Ingredient only.  In the event that the parties agree that FORBES will perform any additional services for PHARMAVITE with respect to the Licensed Ingredient (such as development, analytical services, and final release testing), PHARMAVITE will pay FORBES the additional price mutually agreed upon by the parties for such services.

020306Pharmavite	8

5.6

Payment Terms.  Payment terms shall be net thirty (30) days from the date of receipt of shipment.  Payments shall be sent to the “Remit to” address set forth on the invoice.  PHARMAVITE shall pay to FORBES a late charge of one and one-half percent (1.5%) per month (or the maximum interest allowable by applicable law, whichever is less) for each invoice past due for more than thirty (30) days from the receipt of shipment.  Should PHARMAVITE dispute any portion of an invoice, it shall pay the portion not in dispute within the time limits set forth in this Section.

5.7

Rejection of Pending Patent Applications.  In the event that the U.S. Patent Office finally rejects the pending U.S. patent applications ***** (information omitted) or if any of the applications having claims that cover the making and use or sale of the Licensed Ingredient are presently deemed abandoned by the U.S. Patent Office and fail to be revived within ***** (term omitted) of the Effective Date (regardless of any appeal rights), (i) the parties agree to renegotiate in good faith a lower price for the Licensed Ingredient and (ii) PHARMAVITE shall not be bound to purchase any Guaranteed Minimum Purchase Amount as defined in Section 6.4 of this Agreement determined prior to the time PHARMAVITE was aware of such rejection.

ARTICLE VI – PRODUCTION FORECASTS AND PURCHASE ORDERS

6.1

Non-binding Quarterly Estimates.  At least thirty (30) days prior to the beginning of each calendar quarter, PHARMAVITE shall submit to FORBES a written quarterly forecast of its requirements of the Licensed Ingredient for each of the next succeeding four (4) calendar quarters.  PHARMAVITE acknowledges that FORBES will base its request for production from its suppliers on such forecasts.  Accordingly, PHARMAVITE shall make these estimates in good faith and they shall constitute PHARMAVITE's best estimates of future orders, but shall not be binding on PHARMAVITE.

6.2

Maximum Quarterly Volumes.  PHARMAVITE and FORBES agree that the maximum quarterly volume of Licensed Ingredient that FORBES is obligated to deliver in any given quarter ***** (volume omitted).  Should PHARMAVITE request additional volumes of Licensed Ingredients in any given quarter in excess of ***** (volume omitted), FORBES shall use its commercially reasonable efforts to secure such additional volumes of Licensed Ingredient. Notwithstanding the foregoing, FORBES shall not be liable to PHARMAVITE for any inability, despite its commercially reasonable efforts, to comply with such requested changes.

6.3

Purchase Orders; Lead Time.  PHARMAVITE shall order the Licensed Ingredient by purchase order delivered to FORBES, which purchase orders shall provide FORBES with at least ***** (term omitted) lead time for the delivery of the Licensed Ingredient.  The terms of such purchase orders are not to contradict the provisions of this Agreement.  To the extent that there is any inconsistency, the terms of this Agreement shall govern.  PHARMAVITE may change the delivery date on any purchase order so long as (i) the changed delivery date does not result in a lead time less than would have been required with the purchase order, and (ii) PHARMAVITE provides FORBES with notices of the changed delivery date at least ***** (term omitted) prior to the originally (or previously) schedule delivery date.  The quantities to be delivered under any such purchase order shall be in full pallets or, if available, larger increments, and for a minimum of ***** (amount omitted).  FORBES shall be deemed to have accepted such purchase order unless FORBES notifies PHARMAVITE to the contrary in writing within ***** (term omitted) of FORBES’ receipt of the purchase order.

020306Pharmavite	9

6.4

Guaranteed Minimum Purchases.  Subject to Sections 5.7 and 20.2 hereof, PHARMAVITE agrees to purchase at least ***** (amount omitted) of the Licensed Ingredient in the period from ***** (term omitted), and subject to Section 6.2, FORBES guarantees that it will deliver to PHARMAVITE such amount of the Licensed Ingredient pursuant to PHARMAVITE’s purchase orders for the Licensed Ingredient given in accordance with Section 6.3 of this Agreement.  In the ***** (term omitted), PHARMAVITE will notify FORBES of the number of ***** (amount omitted) of the Licensed Ingredient that it agrees it will purchase during the remaining current term of this Agreement, subject to Sections 5.7 and 20.2 hereof, and subject to Section 6.2, FORBES guarantees that it will deliver to PHARMAVITE such amount of the Licensed Ingredient pursuant to PHARMAVITE’s purchase orders for the Licensed Ingredient given in accordance with Section 6.3 of this Agreement.  The amounts that PHARMAVITE has agreed to purchase pursuant to this Section, subject to Sections 5.8 and 20.2 hereof, are hereinafter referred to as the “Guaranteed Minimum Purchases.”

Service Level Discount.  Provided that PHARMAVITE complies with the lead time specified in Section 6.2, if FORBES fails to deliver the Licensed Ingredient to PHARMAVITE in accordance with the delivery dates set forth in PHARMAVITE’s purchase orders, PHARMAVITE shall receive a discount on the price of the Licensed Ingredient equal to ***** (amount omitted) of the total price of such Licensed Ingredient not delivered on time (the “Service Level Discount”).  PHARMAVITE may deduct the Service Level Discount when it pays the invoice relating to such late delivery or from the next future invoice.  If the amount of the Service Level Discount exceeds the amount of such invoice, PHARMAVITE may deduct the remaining balance of the Service Level Discount from succeeding invoices until the Service Level Discount is exhausted.  PHARMAVITE agrees to accept partial shipments of Licensed Ingredient should, for any reason, it becomes necessary to ship in advance of order completion.  FORBES shall notify PHARMAVITE as soon as reasonably practicable of any significant anticipated delay in any delivery.

6.6

Amounts Ordered in Excess of Guaranteed Minimum Purchases.  Should any accepted purchase order seek to purchase Licensed Ingredient in amounts in excess of the Guaranteed Minimum Purchases, or should PHARMAVITE desire to increase the amount of Licensed Ingredient to be manufactured pursuant to any already-accepted purchase order, then FORBES shall use its commercially reasonable efforts (subject to FORBES being able to source additional Licensed Ingredients from its suppliers) to comply with such requested changes.  Notwithstanding the foregoing, FORBES shall not be liable to PHARMAVITE for any inability, despite its commercially reasonable efforts, to comply with such requested changes.

6.7

Reimbursement for Materials Upon Termination Due to Breach by PHARMAVITE.  Should any materials obtained to comply with a purchase order or any work in process pursuant to a purchase order become unusable due to termination of this Agreement by FORBES pursuant to Sections 19.2, 19.3, or 19.8 of this Agreement, PHARMAVITE shall reimburse FORBES for the full cost of such unusable raw materials or work in process.

020306Pharmavite	10

6.8

Changes in Manufacturing Facilities.  FORBES agrees that it will provide PHARMAVITE with at least ***** (term omitted) prior written notice before it changes the manufacturing facilities for the Licensed Ingredient.  Such notice shall state the name and location of the new manufacturing facilities and the proposed date of the change.  If such new manufacturing facilities are located outside of ***** (area omitted), then PHARMAVITE shall notify FORBES if it does not consent to such change.  If, notwithstanding PHARMAVITE objection, FORBES changes the location of the manufacturing facility to outside the U.S., FORBES agrees that the laws, rules and regulations of the jurisdiction where the facility is located shall be sufficiently equivalent to those of the U.S. that the importation of the Licensed Ingredient into the U.S. shall be  in compliance with all applicable U.S. laws, rules and regulations.

ARTICLE VII – SHIPMENTS AND ACCEPTANCE

7.1

Shipment.  All Licensed Ingredient shall be shipped to the location selected by PHARMAVITE by the common carrier selected by FORBES, and shall be accompanied by appropriate transportation and other agreed upon documentation.  FORBES shall ship all Licensed Ingredient F.O.B. to the location selected by PHARMAVITE in ***** (area omitted). Title to and risk of loss of the Licensed Ingredient shall pass to Pharmavite upon delivery to PHARMAVITE.

7.2

Inspection of Licensed Ingredient.

7.2.1

PHARMAVITE may inspect the Licensed Ingredient upon receipt to verify its conformity to the applicable Specifications and purchase order as of the time the Licensed Ingredient was delivered to PHARMAVITE.  PHARMAVITE shall conduct a visual inspection of each shipment for extraneous matter and compromised integrity of packing materials as per approved GMP procedure regarding the inspection and acceptance of raw materials.

7.2.2

If PHARMAVITE determines that the Licensed Ingredient did not conform to the Specifications or the purchase order as of the time it was delivered to PHARMAVITE, then PHARMAVITE shall notify FORBES in writing of all non-conformities that existed at the time of the delivery of the Licensed Ingredient to PHARMAVITE.  Such notification shall be made as soon as reasonably practicable after discovery of the nonconformity, but not later than ***** (term omitted) after delivery of the Licensed Ingredient.  Such notice shall specify the reasons for rejection.

7.2.3

If PHARMAVITE does not so reject the Licensed Ingredient within ***** (term omitted) after delivery, PHARMAVITE shall be deemed to have accepted the Licensed Ingredient.  After PHARMAVITE accepts a Licensed Ingredient, or is deemed to have accepted a Licensed Ingredient, it shall have no recourse against FORBES except as set forth in Sections 7.2.4 and 16.5 hereof; provided, however, that nothing contained herein shall limit or diminish FORBES’ indemnification obligations set forth in Section 17.2 hereof.

020306Pharmavite	11

7.2.4

Notwithstanding the foregoing, in the event that PHARMAVITE discovers a non-conformity in the Licensed Ingredient of a type that would not be reasonably expected to be discovered pursuant to PHARMAVITE’s acceptance testing (as described in Annex B) after such Licensed Ingredient has been deemed accepted by PHARMAVITE, PHARMAVITE shall have the right to notify FORBES of such non-conformity and to reject the License Ingredient.

7.2.5

After notice of rejection is received by FORBES, PHARMAVITE shall cooperate with FORBES in determining whether such rejection is justified.  FORBES shall notify PHARMAVITE as soon as reasonably possible, but not later than ***** (term omitted) after receipt of the notice from PHARMAVITE, whether it accepts PHARMAVITE’s basis for rejection.

7.2.6

If FORBES accepts PHARMAVITE’s determination that the Licensed Ingredient is non-conforming, then PHARMAVITE shall be entitled to the remedies set forth in Section 16.5.

7.2.7

If FORBES does not accept PHARMAVITE’s determination that the Licensed Ingredient is non-conforming, and PHARMAVITE does not accept FORBES’ conclusion, then FORBES and PHARMAVITE shall jointly select an independent third party expert to test the Licensed Ingredient and determine whether it conforms to the applicable Specifications.  The parties agree that such third party’s determination shall be final.

7.2.8

The party against whom the third party rules shall bear the costs of the third party testing.  If the third party rules that the Licensed Ingredient conformed to the applicable Specifications as of the time the Licensed Ingredient was delivered to PHARMAVITE, then PHARMAVITE shall purchase the Licensed Ingredient at the agreed upon price.  If the third party rules that the Licensed Ingredient did not conform to the applicable Specifications at the time the Licensed Ingredient was delivered to PHARMAVITE, then PHARMAVITE shall be entitled to the remedies set forth in Section 16.5.

ARTICLE VIII – ADDITIONAL OBLIGATIONS

8.1

Research on Licensed Ingredients in Combination with Another Dietary Ingredient. PHARMAVITE may request that FORBES undertake a research project related to the Licensed Ingredient in combination with any other Dietary Ingredient(s) to make a new Dietary Supplement.  FORBES shall determine, in its sole discretion, whether it wishes to undertake such research project.  If FORBES refuses to undertake such research project, then notwithstanding anything to the contrary contained in Article IX, PHARMAVITE will be free to either (i) (a) license from any third party any phytosterol and/or phytostanol compositions with a cholesterol lowering ingredient for use in such new Dietary Supplement regardless of the form and (b) conduct, directly or through an agent or subcontractor, any research, and development with respect to any other phytosterol and/or phytostanol composition with a cholesterol lowering effect for use in such new Dietary Supplement product regardless of the form or (ii) conduct its own research project on such new Dietary Supplement incorporating the Licensed Ingredient in accordance with Section 8.8 hereof.

020306Pharmavite	12

If FORBES agrees to undertake such research project, the parties will mutually agree upon the project plan, including scope, steps to be taken and budget.  FORBES shall take the lead in conducting the research and FORBES and PHARMAVITE shall jointly fund the research project according to a mutually agreed upon budget, unless otherwise agreed in writing by the parties. The parties acknowledge and agree that all research data and results relating to any research or clinical studies on the Licensed Ingredient funded in part by PHARMAVITE shall be jointly owned by FORBES and PHARMAVITE.

8.2

Specifications; Approvals.

8.2.1

Existing Specifications.  The parties acknowledge that the specifications for the Licensed Product being sold as of the date of this Agreement by PHARMAVITE,

 which specifications are attached as Annex C, and samples of the Licensed Product being sold as of the date of this Agreement by PHARMAVITE, have previously been approved by FORBES.

8.2.2

New Specifications.  Prior to the sale of (i) any proposed product that contains the Licensed Ingredient using different specifications than those set forth on Annex A or (ii) any proposed product that contains the Licensed Ingredient and incorporates any Dietary Ingredients not found in the Licensed Product as of the date of this Agreement, PHARMAVITE shall provide FORBES with the specifications for such proposed product (including tolerances) and with a sample of such proposed product.

8.2.3

Approval Rights.  FORBES shall have ***** (term omitted) after receipt of such specifications and sample to object to the proposed product on the grounds that the quality or character of the proposed product is insufficient and may lead to loss in value of the Trademark; provided, that FORBES must act reasonably in making any such objection and provide PHARMAVITE with a written, detailed explanation for its objection within such ***** (term omitted) period: and provided further, that any proposed product that incorporates the Additional Licensed Ingredient may not be objected to on quality or character grounds because the amount and type of the Omega 3 fatty acid to be used in the proposed product is less than or different from what was used in the prototype supplied to PHARMAVITE.

8.2.4

Deemed Acceptance and Rights Upon Rejection.  If FORBES does not object to the proposed product within such ***** (term omitted) period it shall be deemed to have approved of the specifications for, and sample of, the proposed product which shall thereafter be deemed a Licensed Product and subject to this Agreement.  If FORBES does object to the proposed product within such ***** (term omitted) period, PHARMAVITE will be free to  (a) license from any third party any phytosterol and/or phytostanol compositions with a cholesterol lowering ingredient for use in such proposed product regardless of the form and (b) conduct, directly or through an agent or subcontractor, any research, and development with respect to any other phytosterol and/or phytostanol composition with a cholesterol lowering effect for use in such new proposed product regardless of the form.

020306Pharmavite	13

8.3

Trademark Use.

8.3.1

Use of Trademark.  PHARMAVITE's use of the Trademark shall only be for Licensed Products that meet such specifications and conform to such samples previously approved by FORBES.  PHARMAVITE agrees to sell, promote, store, handle, maintain and generally deal with the Licensed Products in a manner that will ensure that the association of the Trademark with the Licensed Products shall not result in a loss of value of the Trademark.

8.3.2

Criteria for Use of Trademark.  Attached hereto as Annex D is the current and currently proposed labeling for the Licensed Products; the Trademark set forth on such labeling conforms with FORBES' design criteria (size, color and clarity) for the Trademark and has been approved by FORBES.  PHARMAVITE agrees to use the Trademark in all future labeling for the Licensed Products in conformity with the size, color and clarity of the Trademark set forth on Annex D; provided, however, that to the extent the laws, rules or regulations of a Foreign Territory do not permit PHARMAVITE to use the Trademark on its labeling in such Foreign Territory, PHARMAVITE shall notify FROBES of same in writing and shall not be required to use the Trademark on its labeling in such Foreign Territory.  To the extent that PHARMAVITE displays the Trademark on all advertising and promotional material it shall reference that such Trademark is the licensed mark of FORBES.  Upon FORBES' written request, PHARMAVITE shall submit samples of the Licensed Products and of any advertising or promotional materials therefor containing the Trademark to FORBES for inspection.

8.4

Necessary Reformulation of Product. If at any time FORBES or PHARMAVITE reasonably determines that, due to regulatory changes, any Licensed Product is no longer acceptable, PHARMAVITE and FORBES will work together in good faith to reformulate the Licensed Product to cause it to conform to the changed regulations.

8.5

Nonconforming Licensed Products.  If at any time FORBES determines that any Licensed Product does not comply with Sections 8.2.1 and/or 8.2.2, then FORBES shall notify PHARMAVITE in writing of all alleged non-conformities.  After such notice is received by PHARMAVITE, PHARMAVITE will cooperate with FORBES in determining whether such allegations are justified.  PHARMAVITE shall notify FORBES as soon as reasonably practicable, but not later than ***** (term omitted) after receipt of the notice from FORBES, whether it accepts FORBES’ allegations.

020306Pharmavite	14

If PHARMAVITE does not accept FORBES’ allegations, and FORBES does not accept PHARMAVITE’S conclusion, then FORBES and PHARMAVITE shall jointly select an independent third party to test or examine the Licensed Product and determine whether it conforms to the requirements of Sections 8.2.1 and/or 8.2.2.  The parties agree that such third party’s determination is final.  The party against whom the third party rules shall bear the costs of such third party testing.  If the third party rules that the Licensed Product does not conform to the requirements of Sections 8.2.1 and 8.2.2, then PHARMAVITE shall take such steps as may be necessary to fully comply with Sections 8.2.1 and 8.2.2.

8.6.1

Health/Structure Function Claims.  PHARMAVITE shall make only Health/Structure Function Claims that are permissible under applicable state and federal law, the Act, FDA regulations and DSHEA.  FORBES agrees that PHARMAVITE shall not be considered in breach of its obligations set forth in this Section or in breach of this Agreement if an authorized federal or state regulatory agency objects to a Health/Structure Function Claim made by PHARMAVITE and either (a) PHARMAVITE acquiesces to such agency’s demands and takes appropriate corrective action with respect to such Health/Structure

Function Claim or (b) the authorized federal or state regulatory agency fails to obtain a final judgment (after exhaustion of all appeals by PHARMAVITE) from a court of law having jurisdiction over the matter to the effect that the Health/Structure Function Claim made by PHARMAVITE was in violation of applicable law.

8.8

Research Studies.

8.8.1

PHARMAVITE Initiated Studies.  During the term of this Agreement, PHARMAVITE may, in its sole discretion, initiate research projects, including clinical trials, with respect to the Licensed Products containing the Licensed Ingredient or the Additional Licensed Ingredient (either alone or in combination with other Dietary Ingredients) and other any other phytosterol and/or phytostanol composition with a cholesterol lowering effect, provided, however, that PHARMAVITE will consult with FORBES prior to beginning any research project regarding the scope of the research, the protocol for the research and the budget for the project.  The parties will mutually cooperate with each other in structuring any such research project.

8.8.2

FORBES Initiated Studies.  During the term of this Agreement, and independent of studies conducted  pursuant to Section 8.1 hereof, FORBES may, in its sole discretion, initiate research projects, including clinical trials, with respect to the Licensed Products containing the Licensed Ingredient or the Additional Licensed Ingredient (either alone or in combination with other Dietary Ingredients), provided, however, that FORBES will consult with PHARMAVITE prior to beginning any research project regarding the scope of the research, the protocol for the research and the budget for the project.  The parties will mutually cooperate with each other in structuring any such research project.

020306Pharmavite	15

8.8.3

Research Project Costs.  Except as provided in Section 8.1 or below, unless otherwise agreed by the parties in writing, the party initiating the research project shall pay for the research project and shall own the results of the research project.  The parties agree to share with each other the results of all such research projects.  The parties further agree that such results shall be the “Proprietary Information” of the party that funds the research and that the party that funds the research shall be entitled to use the results of the research for its business subject to any limitations relating to publication of the results found in the research agreement for such research project (e.g., research facility has first right to publish results).  FORBES will promptly provide to PHARMAVITE a copy of any published research results relating to the Licensed Ingredient and PHARMAVITE will promptly provide to FORBES a copy of any published research results relating to the Licensed Ingredient.

020306Pharmavite	16

ARTICLE IX – PROHIBITED ACTIVITIES; NONCOMPETITION

9.1

PHARMAVITE shall not during the term of this Agreement:

(a)

use the Licensed Ingredient for inclusion in products other than the Licensed Products in the Licensed Ingredient Field of Use for sale in the Territories;

(b)

use the Additional Licensed Ingredient for inclusion in products other than the Licensed Products in the Additional Licensed Ingredient Field of Use for sale in the Territories;

(c)

resell, donate or otherwise dispose of the Licensed Ingredient supplied by FORBES pursuant to this Agreement to any third party; provided however, that PHARMAVITE may return any nonconforming Licensed Ingredient to FORBES pursuant to Section 7.2 hereof and/or appropriately destroy or dispose as trash unusable Licensed Ingredient in compliance with all applicable laws;

(d)

sub-license the License in whole or in part to any third party except as permitted by Article II;

(e)

subject to Sections 8.1, 8.2.4, 10.1 and 10.2, license or purchase from any third party any phytosterol and/or phytostanol compositions for use in Dietary Supplements ***** (information omitted) for human oral consumption that are sold in the Licensed Ingredient Field of Use in the Territories under the name brands of PHARMAVITE; provided, however, that this restriction shall not apply in any Foreign Territory where any of the following conditions exist:  (i) PHARMAVITE’s current Licensed Product, CholestOff®, as now formulated, cannot be imported under the laws, rules and regulations of such Foreign Territory; (ii) the sale of PHARMAVITE’s current Licensed Product, as now formulated, could reasonably be argued to violate any issued patent or patent that might issue under a patent application filed in such Foreign Territory; (iii) the Licensed Product cannot in such Foreign Territory bear the name “CholestOff” either because the trademark cannot be registered or because the use of the name is prohibited by the laws, rules and regulations of such Foreign Territory or the name “CholestOff” could reasonably be argued to infringe the intellectual property rights of a third party in such Foreign Territory; or (iv) the current marketing claims made with respect to PHARMAVITE’s Licensed Product, as it is now formulated, cannot be made under the laws, rules and regulations of such Foreign Territory; and

020306Pharmavite	17

(f)

subject to Section 8.1, 8.2.4, and Section 8.8, conduct, directly or through an agent or subcontractor, any research and development (other than research and development for PHARMAVITE’s Affiliates related to products that will not be marketed or distributed by PHARMAVITE or for PHARMAVITE related to products that will not be marketed or distributed in the Licensed Ingredient Field of Use in the Domestic Territories under the name brands of PHARMAVITE), or apply for any patent in the Domestic Territories, in relation to either of the following, unless it receives written approval of such activity from FORBES prior to commencing such activity:

(i)

the Licensed Ingredient or any Improvement thereof; or

(ii)

any other phytosterol and/or phytostanol composition ***** (information omitted).

ARTICLE X – RIGHTS OF FIRST NEGOTIATION; RIGHT OF FIRST REFUSAL

10.1

Relating to Other Product.  PHARMAVITE hereby grants to FORBES the following right of first negotiation during the term of this Agreement:

10.1.1

In the event that PHARMAVITE decides to incorporate a cholesterol lowering phytosterol and/or phytostanol composition other than the Licensed Ingredient into any Dietary Supplement marketed and sold by PHARMAVITE in the Licensed Ingredient Field of Use in the Domestic Territories for cholesterol lowering purposes (for the purpose of this Section “Other Product”), PHARMAVITE shall give written notice, including a reasonably detailed description of the Other Product and FORBES shall have ***** (term omitted) from its receipt of such notice to inform PHARMAVITE of whether it wishes to act on the right of first negotiation and to agree with PHARMAVITE upon the terms and conditions for a modification of this Agreement relating to such Other Product, during which period PHARMAVITE shall be precluded from discussing the same or substantially similar opportunity with third parties.

10.1.2

If FORBES does not notify PHARMAVITE in writing of its desire to act on the right of first negotiation, or if PHARMAVITE and FORBES fail to agree to the terms and conditions for a modification of this Agreement relating to such Other Product, within this ***** (term omitted) period, PHARMAVITE shall be free to enter into an agreement with a third party in relation to such Other Product; provided, that the terms and conditions of PHARMAVITE’s agreement with such third party in relation to such Other Product cannot be more favorable to the third party in terms of price and other terms and conditions than the best offer made by PHARMAVITE to FORBES in the negotiations between the parties with respect to the Other Product referenced above.

020306Pharmavite	18

10.2

New Compositions.

10.2.1

If during the term of this Agreement, FORBES applies for a patent for any composition consisting of the Licensed Ingredient in combination with any vitamin, mineral, herb or other Dietary Ingredient (for the purpose of this Agreement, a “New Composition”), and which FORBES determines in its sole discretion it is willing to license to third parties for use in Dietary ***** (information omitted) for human oral consumption in any channel within the Licensed Ingredient Field of Use or the Additional Licensed Ingredient Field of Use in the Territories, FORBES shall give prompt written notice of such application and of the details of such New Composition to PHARMAVITE and shall provide PHARMAVITE  with a copy of the patent application relating thereto and the file history of any such patent application.

10.2.2

PHARMAVITE shall have the right to obtain from FORBES an exclusive license to use the New Composition and any improvement thereon as a component of the Licensed Products and to make and have made, use, market, distribute, offer for sale and sell Licensed Products containing the New Composition in the Licensed Ingredient Field of Use or the Additional Licensed Ingredient Field of Use in the Territories on terms and conditions to be mutually agreed upon by the parties; provided, that the term for such license shall be for three years from first commercial sale of Licensed Products incorporating the New Composition.  If PHARMAVITE wishes to exercise its right to obtain such license, it shall provide written notice of such desire to FORBES within ***** (term omitted) after receipt of FORBES written notice of the New Composition and a copy of the patent application relating thereto.  If PHARMAVITE and FORBES fail to agree to the terms and conditions of the exclusive license of the New Composition not set forth herein within ***** (term omitted) of PHARMAVITE notifying FORBES  of its desire to obtain such a license, then Forbes shall be free to enter into an agreement with a third party in relation to the New Composition; provided, however, the terms the terms and conditions of FORBES’s agreement with such third party in relation to such New Composition cannot be more favorable to the third party in terms of price and other terms and conditions than the best offer made by FORBES to PHARMAVITE in the negotiations between the parties with respect to the New Composition referenced above.

10.3

Relating to New Ingredient.  During the term of this Agreement, FORBES hereby grants to PHARMAVITE a right of first negotiation for the licensing or sublicensing by FORBES to PHARMAVITE of any non-prescription  cholesterol lowering phytosterol and/or phytostanol composition to which FORBES has rights other than the Licensed Ingredient (for the purpose of this clause “New Ingredient”) that FORBES launches during the term of this Agreement and which FORBES determines in its sole discretion it is willing to license to third parties for use in Dietary Supplements ***** (information deleted) for human oral consumption in any channel in the Licensed Ingredient Field of Use or the Additional Licensed Ingredient Field of Use in the Territories subject to the following provisions:

020306Pharmavite	19

10.3.1

FORBES shall notify PHARMAVITE in writing of any New Ingredient that FORBES proposes to license to third parties for use in Dietary Supplements ***** (information omitted) for human oral consumption in any channel in the Licensed Ingredient Field of Use or the Additional Licensed Ingredient Field of Use in the Territories during the term of this Agreement, setting forth in reasonable detail all the properties and qualities of such New Ingredient.

10.3.2

PHARMAVITE shall, within ***** (term omitted) of receipt of such notice from FORBES, inform FORBES of whether it wishes to act on the right of first negotiation.  If PHARMAVITE provides notice to FORBES that it does wish to act on the right of first negotiation, Section 10.3.5 shall apply.  If PHARMAVITE either does not provide such notice or indicates that it does not wish to act on the right of first negotiation, FORBES shall be free to grant rights to the New Ingredient for use in Dietary Supplements ***** (information omitted) for human oral consumption in the Licensed Ingredient Field of Use or the Additional Licensed Ingredient Field of Use in the Territories to third parties.

10.3.3

In the event that PHARMAVITE wishes to incorporate a new cholesterol lowering phytosterol and/or phytostanol composition other than the Licensed Ingredient into any Dietary Supplement ***** (information omitted) for human oral consumption for sale as a cholesterol lowering Dietary Supplement in the Licensed Ingredient Field of Use in the Domestic Territories, PHARMAVITE shall give written notice to FORBES that it is interested in such an ingredient, including a reasonably detailed description of the qualities it wishes such ingredient to have.  The parties acknowledge that this provision is intended to cover new compositions not already in existence, whereas Section 10.1.1 covers compositions of third parties.

10.3.4

FORBES shall within ***** (term omitted) of receipt of such notice from PHARMAVITE notify PHARMAVITE whether or not it has a New Ingredient that it believes meets PHARMAVITE's needs.

10.3.5

If PHARMAVITE and FORBES agree that any New Ingredient meets PHARMAVITE's needs or if PHARMAVITE has indicated it wishes to act of its right of first negotiation pursuant to Section 10.3.2, the parties will enter into good faith negotiations regarding a potential license by FORBES to PHARMAVITE of rights to incorporate the New Ingredient into additional licensed products during a period of ***** (term omitted), during which time FORBES and PHARMAVITE shall be precluded from discussing the same or substantially similar opportunity with third parties.

020306Pharmavite	20

10.3.6

If the parties fail to agree on terms in good faith negotiations within the period provided for same as set forth in Section 10.3.5, PHARMAVITE shall be free to enter into an agreement with a third party to obtain such a cholesterol lowering phytosterol and/or phytostanol composition and FORBES shall be free to grant rights to the New Ingredient for use in Dietary Supplements to third parties.

10.4

New Territories.  During the term of this Agreement, FORBES hereby grants to PHARMAVITE a right of first refusal with respect to the licensing and/or supply of the Licensed Ingredient for use as a component of Licensed Products to be marketed, distributed, offered for sale and/or sold in ***** (area omitted).

10.4.1

Before FORBES enters into any license and/or supply agreement with any third party with respect to of the use of the Licensed Ingredient as a component of Licensed Products to be marketed, distributed, offered for sale and/or sold in ***** (area omitted), FORBES shall provide PHARMAVITE with written notice of all the proposed terms of any such agreement.

10.4.2

PHARMAVITE shall, within thirty (30) days of receipt of such notice from FORBES, inform FORBES of whether it wishes to match the proposed economic terms of any such agreement.  If PHARMAVITE provides notice to FORBES that it does wish to match the proposed economic terms, Section 10.4.3 shall apply.  If PHARMAVITE either does not provide such notice or indicates that it does not wish to act on the right of first refusal, FORBES shall be free to grant a license with respect to and/or supply the Licensed Ingredient to such third party for use as a component of Licensed Products to be marketed, distributed, offered for sale and/or sold in ***** (area omitted) on the terms and conditions set forth in the written notice delivered to PHARMAVITE pursuant to Section 10.4.1.

10.4.3

If PHARMAVITE has provided FORBES with written notice that it wishes to act on its right of first refusal as provided in Section 10.4.2, the parties shall enter into an agreement on substantially the same economic terms as set forth in the written notice delivered to PHARMAVITE pursuant to Section 10.4.1.

10.5

Foreign Territories.  During the term of this Agreement, FORBES hereby grants to PHARMAVITE a right of first negotiation with respect to the licensing and/or supply of the Licensed Ingredient for use as a component of Licensed Products to be marketed, distributed, offered for sale and/or sold in the Foreign Territories so that PHARMAVITE may opt to obtain an exclusive with respect to such Territories if available.

10.5.1

If FORBES is considering entering into any new license and/or supply agreement with any third party with respect to the use of the Licensed Ingredient as a component of Licensed Products to be marked, distributed, offered for sale and/or sold in any of the Foreign Territories, FORBES shall provide PHARMAVITE with written notice of same.

020306Pharmavite	21

10.5.2

PHARMAVITE shall, within ***** (term omitted) of receipt of such notice from FORBES, inform FORBES of whether it wishes to act on the right of first negotiation.  If PHARMAVITE provides notice to FORBES that it does wish to act on the right of first negotiation, Section 10.5.3 shall apply.  If PHARMAVITE either does not provide such notice or indicates that it does not wish to act on the right of first negotiation, FORBES shall be free to grant a non-exclusive license with respect to and/or supply the Licensed Ingredient to any third party for use as a component of Licensed Products to be marketed, distributed, offered for sale and/or sold in such Foreign Territory.

10.5.3

If PHARMAITE has provided FORBES with written notice that it wishes to act on its right of firs negotiation as provided in Section 10.5.2, the parties will enter into good faith negotiations regarding a potential amendment to this Agreement that will grant PHARMAVITE an exclusive in the Foreign Territory in question. During this period of negotiation, which shall not exceed 30 days, FORBES shall be precluded from entering into any license or supply agreement with respect to the Licensed Ingredient in such Foreign Territory.

10.5.4

If the parties fail to agree on terms in good faith negotiations within the period provided for same as set forth in Section 10.5.3, FORBES shall be free to enter into an agreement with a third party to license or supply the Licensed Ingredient for use as a component of Licensed Products to be marketed, distributed, offered for sale and/or sold in such Foreign Territory.

ARTICLE XI – INTELLECTUAL PROPERTY AND TRADEMARK

The Intellectual Property and Trademark are proprietary of FORBES and/or licensed to FORBES, and all right, title and interest in and to the Intellectual Property and Trademark shall remain the sole and exclusive property of FORBES and/or its licensors and no rights therein shall vest in PHARMAVITE.

ARTICLE XII – INTELLECTUAL PROPERTY INFRINGEMENT

12.1

Notice of Infringement; Right of FORBES to Bring Suit.  In the event PHARMAVITE becomes aware of a suspected infringement of any Protectable Intellectual Property and/or the Trademark, it shall promptly notify FORBES of such suspected infringement. FORBES shall have the right but not the obligation to enforce or to cause to be enforced the Protectable Intellectual Property and the Trademark and to take or cause to be taken any action which FORBES in its sole discretion deems necessary in order to abate the infringement, and shall have the right to maintain such action.  Any legal action brought by FORBES shall be at the expense of FORBES.

020306Pharmavite	22

12.2

Right of PHARMAVITE to Bring Suit.  In the event that FORBES fails to promptly take action or declines to take action to abate the infringing activity after notice from PHARMAVITE, PHARMAVITE may in its sole discretion take any and all such action as it, in its sole discretion shall determine, with respect to such infringing activity.  Any such legal action brought by PHARMAVITE shall be at the expense of PHARMAVITE.  FORBES agrees that it may be named as a nominal party plaintiff in any such action.

12.3

Cooperation of the Parties.  In any infringement suit to enforce the Protectable Intellectual Property or the Trademark, each party at the written request of the other party, shall cooperate in all reasonable respects with respect to the suit and, to the fullest extent reasonably possible, shall testify when requested and shall make available relevant records, papers, information, samples, specimens, and the like; provided, that if any of such materials constitute a party’s Proprietary Information, the other party will not disclose such materials to any third party unless (i) it has obtained from such third party a confidentiality agreement reasonably acceptable to the party whose Proprietary Information is involved or (ii) such materials are submitted to a court under a court ordered seal of confidentiality. This provision shall not be construed to require the party not bringing the suit to undertake any activities, including legal discovery, at the request of any third party except as may be required by lawful process of a court of competent jurisdiction. In the event that either party is required to perform any activities, including legal discovery, by lawful process of a court of competent jurisdiction, it shall do so at its own expense.

12.4

Control of Suit.  Any litigation contemplated by the foregoing Sections shall be controlled by the party bringing the suit.  PHARMAVITE may, at its own expense, be represented by counsel of its choice in any suit brought by FORBES.

12.5

Division of Recovery of Damages.  Any recovery of damages with respect to any suit related to the Protectable Intellectual Property or Trademark brought by FORBES shall be applied first to satisfy the expenses and legal fees of FORBES and PHARMAVITE with respect to such suit pro-rata in proportion to the parties respective share of the total expenses and legal fees incurred by them in the matter. The balance remaining from any such recovery shall be divided seventy percent (70%) to FORBES and thirty percent (30%) to PHARMAVITE.  Any recovery of damages with respect to any suit related to the Protectable Intellectual Property or Trademark brought by PHARMAVITE shall be applied first to satisfy the expenses and legal fees of PHARMAVITE and FORBES with respect to such suit pro-rata in proportion to the parties respective share of the total expenses and legal fees incurred by them in the matter. The balance remaining from any such recovery shall be divided seventy percent (70%) to PHARMAVITE and thirty percent (30%) to FORBES.

12.6

Indemnification.  If the importation or use of the Licensed Ingredient or Additional Licensed Ingredient or importation, manufacture, sale or use of Licensed Products or the use of any of the IP Rights or the Trademark pursuant to this Agreement results in any claim, suit or proceeding lodged by a third party alleging patent, trademark or other intellectual property right infringement or violation by PHARMAVITE, FORBES, or by an Affiliate of PHARMAVITE or FORBES, such party shall promptly notify the other party hereto in writing and the provisions of Sections 17.1 and 17.2 shall apply. The party subject to the claim shall keep the other party hereto reasonably informed of all material developments in connection with any such claim, suit or proceeding.

020306Pharmavite	23

ARTICLE XIII – PUBLIC STATEMENTS; RECALLS

13.1

Use of Other Party’s Marks.  Except as expressly permitted by this License Agreement, neither party shall use, or authorize others to use, the name, symbols, or marks of the other in any advertising or publicity material or make any form of representation or statement with regard to the services provided hereunder which would constitute an express or implied endorsement by such other party of any commercial product or service without the other party’s prior written approval.

13.2

Recalls.  PHARMAVITE shall determine whether any Licensed Product must be withdrawn or recalled from the market.  To the extent legally required, PHARMAVITE shall notify all regulatory authorities of any such withdrawal or recall.  All costs of withdrawals or recalls of any Licensed Product (including costs incurred by FORBES while assisting PHARMAVITE) shall be borne by PHARMAVITE, except in the case of recalls or withdrawals caused solely by the negligence or willful malfeasance of FORBES, its Affiliates or subcontractors or by the breach by FORBES of its representations and warranties in this Agreement, in which case FORBES shall credit PHARMAVITE for the cost of the recalled or withdrawn Licensed Product, and shall reimburse PHARMAVITE for the expenses incurred by PHARMAVITE in connection with such recall, including without limitation for the cost of production of the Licensed Product and for out-of-pocket costs actually paid by PHARMAVITE to third parties for transportation and destruction of the Licensed Product.  PHARMAVITE shall give FORBES prompt written notice of any withdrawal or recall that PHARMAVITE believes was caused or may have been caused by the negligence or willful malfeasance of FORBES, its Affiliates or subcontractors or the breach by FORBES of its representations and warranties in this Agreement.

ARTICLE XIV – REGULATORY FILINGS AND APPROVALS

14.1

Regulatory Reports.  PHARMAVITE shall maintain and fulfill all reporting requirements of applicable Federal and State regulatory agencies with respect to the Licensed Products manufactured by PHARMAVITE or its subcontractors. FORBES shall provide to PHARMAVITE, at PHARMAVITE’s expense, all data or other information reasonably requested by PHARMAVITE concerning the manufacturing of Licensed Ingredient in order to assist PHARMAVITE in complying with such reporting requirements.

14.2

Disclosure Directly by FORBES.  Notwithstanding anything to the contrary in this Article XIV, should FORBES determine, in its sole discretion, that certain information otherwise required to be disclosed to PHARMAVITE and/or to any governmental agency pursuant to this Article XIV contains trade secrets or proprietary information, then FORBES may disclose such information directly to the agency and not to PHARMAVITE, and PHARMAVITE hereby agrees not to seek to obtain such information from the agency, or through any other means.

020306Pharmavite	24

ARTICLE XV – CONFIDENTIALITY

15.1

Confidentiality Obligation.  All Proprietary Information will be maintained in confidence and otherwise safeguarded by the recipient party, will be used only for the purposes of this Agreement and pursuant to the rights granted to the recipient under this Agreement, and will not be disclosed to third parties except as permitted under this Article XV and will be made available only to the employees of the receiving party or its Affiliates who need to know for purposes permitted under this Agreement. Each party shall hold as confidential such Proprietary Information in the same manner and with the same protection as such party maintains for its own confidential information. A party may disclose Proprietary Information of the other party to a third party, solely to the extent necessary for furthering the purposes of this Agreement, provided that:

(a)

the receiving party gives prompt written notice to the disclosing party of the proposed disclosure to any third party other than a consultant, contractor (including any third party manufacturing Licensed Product for PHARMAVITE) or other agent of the receiving party covered by a confidentiality agreement, and the disclosing party is provided a period of five (5) business days to reasonably object to all or any portion of the disclosure; and

(b)

after receiving the consent of the disclosing party (or after the response period expires without objection by the disclosing party), the third party thereafter agrees in writing to maintain this confidentiality of the Proprietary Information in a manner consistent with the confidentiality provisions of this Agreement; and

(c)

the receiving party remains responsible to the disclosing party for the performance by the third party of the obligations of confidence set out in this Article XV.

15.2

Exceptions to Confidentiality Obligation.  The mutual obligations of confidentiality and non-use under this Article XV shall not apply to any information to the extent that such information:

(a)

is or hereafter becomes part of the public domain through no action of the receiving party or its Affiliates which constitutes a breach or default under this Agreement;

(b)

was already known to the receiving party or its Affiliates as evidenced by prior written documents in its possession which were not furnished by the disclosing party;

(c)

is disclosed to the receiving party or its Affiliates by a third party who is not in breach or default of any confidentiality obligation to the disclosing party or an Affiliate of the disclosing party; or

020306Pharmavite	25

(d)

is independently discovered or developed by the receiving party or its Affiliates without reference to Proprietary Information provided by the disclosing party.

15.3

Disclosures Required by Law.  In the event the receiving party is required by law to disclose Proprietary Information of the disclosing party, it may disclose the Proprietary Information to the extent required by law but the receiving party shall endeavor or limit disclosure to that purpose and shall make reasonable commercial efforts, if permitted by law, to give the disclosing party prompt written notice of any instance of such a requirement in reasonable time for the disclosing party to take steps to object to or to limit such disclosure.

15.4

Obligations Upon Termination of Agreement.  Upon the termination of this Agreement unless otherwise agreed between the parties, each party shall:

(a)

promptly cease all use of the Proprietary Information of the other party and ensure that its employees cease all use thereof; and

(b)

upon written request of the other party,

(i)

return to the other party all original copies of the Proprietary Information of the other party in its control or possession, subject to the retention of one (1) complete copy for archival and/or regulatory or legal purposes; and

(ii)

destroy any and all copies or other reproductions or extracts of the Proprietary Information of the other party and all other documents, computer files, memoranda, notes or other writings prepared based on such Proprietary Information, except as may be required to be kept for regulatory or legal purposes.

15.5

Permitted Disclosures.  No provision of this Agreement shall be construed so as to preclude such disclosure of Proprietary Information as may be inherent in or reasonably necessary to the securing from any governmental agency of any reasonably necessary Approvals or licenses or the obtaining of patents by FORBES.

15.6

Period of Confidentiality.  Unless otherwise agreed between the parties, the obligations of the parties relating to Proprietary Information shall expire seven (7) years after termination of this Agreement.

15.7

Replacement of Prior Confidentiality Agreement.  The parties hereto agree that this Article VI supersedes and replaces that certain Confidentiality Agreement between the parties dated as of January 24, 2002.

020306Pharmavite	26

ARTICLE XVI – REPRESENTATIONS AND WARRANTIES

16.1

FORBES Representations and Warranties.  FORBES hereby represents and warrants as follows and acknowledges that PHARMAVITE is relying upon such representations and warranties in entering into this Agreement:

(a)

FORBES owns the right to license the Licensed Ingredient as contemplated in this Agreement, it has not granted any other license to any third party for the use of the Licensed Ingredient in Licensed Products in the Licensed Ingredient Field of Use in the Domestic Territories and has not granted any exclusive license to any third party for use of the Licensed Ingredient in Licensed Products in the Licensed Ingredient Field of Use in the Foreign Territories;

(b)

FORBES owns the right to license the Additional Licensed Ingredient as contemplated in this Agreement, it has not granted any other license to any third party for the use of the Additional Licensed Ingredient in Licensed Products in the Additional Licensed Ingredient Field of Use in the Domestic Territories and has not granted any exclusive license to any third party for use of the Additional Licensed Ingredient in Licensed Products in the Additional Licensed Ingredient Field of Use in the Foreign Territories;

(c)

FORBES owns or possesses the right to license the Trademark in the Territories other than ***** (area omitted);

(d)

FORBES is not aware of any activities or conduct of any third party that would constitute infringement of the IP Rights, the Intellectual Property, or the Trademark;

(e)

FORBES is not aware of any notice, claim or threat of any claim that the use of the Licensed Ingredient in Licensed Products in the Licensed Ingredient Field of Use in the Territories will infringe the rights of any third party;

(f)

FORBES is not aware of any notice, claim or threat of any claim that the use of the Additional Licensed Ingredient in Licensed Products in the Additional Licensed Ingredient Field of Use in the Territories will infringe the rights of any third party;

(g)

To the best of FORBES knowledge and belief, the use of the IP Rights, the Licensed Ingredient (including the ***** (information omitted) Licensed Ingredient) and the Additional Licensed Ingredient as contemplated by this Agreement do not infringe upon any patents, copyrights, trade secrets, service marks, trade dress, trade secrets or intellectual property rights of any third party;

(h)

To the best of FORBES knowledge and belief, the use of the Trademark as contemplated by this Agreement does not infringe upon any patents, copyrights, trade secrets, service marks, trade dress, trade secrets or intellectual property rights of any third party;

020306Pharmavite	27

(i)

there are no outstanding assignments, licenses, grants, liens, encumbrances or obligations, either written or oral, relating to the Intellectual Property, IP Rights, the Trademark, the Licensed Ingredient or the Additional Licensed Ingredient that are inconsistent with or likely to frustrate the objects of this Agreement;

(j)

that as to the patent applications identified as Intellectual Property, the applications are either presently pending in Canada or the United States or, if deemed abandoned by either the Canadian or U.S. Patent Office, FORBES has taken affirmative action to revive all presently abandoned applications and to pursue claims that cover the making and use or sale of the Licensed Ingredient and the Additional Licensed Ingredient;

(k)

to the best of FORBES knowledge, based upon the results of clinical studies using only the Licensed Ingredient whose duration was ***** (information omitted);

(l)

the Licensed Ingredient shall be manufactured and packaged in compliance with the provisions of the Act and the cGMP, all other applicable rules and regulations promulgated under the Act relating to the manufacture and packaging of ingredients of Dietary Supplements or food products, including without limitation food additive requirements under the Act and all other applicable foreign, federal, state and local laws, rules, regulations and orders;

(m)

as of the time the Licensed Ingredient is delivered to PHARMAVITE, the Licensed Ingredient shall conform to the applicable Specifications;

(n)

the Licensed Ingredient is safe for human consumption at levels up to ***** (amount omitted) per day;

(o)

the Licensed Ingredient is not made of any materials other than as set forth in the Specifications;

(p)

the Licensed Ingredient will have on the date of delivery to PHARMAVITE the minimum shelf life specified in the Specifications;

(q)

as of the time the Licensed Ingredient is delivered to PHARMAVITE, the Licensed Ingredient shall not be (i) adulterated or misbranded within the meaning of the Act, the U.S. Fair Packaging and Labeling Act or any applicable pure food and drug law or the regulations promulgated thereunder, as such laws or regulations are constituted and in effect at the time of such delivery, or (ii) an article which may not, under the provisions of Sections 404, 505 or 512 of the Act, be introduced into interstate commerce, or (iii) misbranded or banned hazardous substances, or in a misbranded package, under the U.S. Federal Hazardous Substance Labeling Act, the U.S. Poison Prevention Act, or any other applicable consumer safety law;

020306Pharmavite	28

(r)

it has good title to, and the right to sell, the Licensed Ingredient to PHARMAVITE and shall convey to PHARMAVITE good title to the Licensed Ingredient, free and clear of any security interest or other lien or encumbrance;

(s)

upon receipt of reasonable notice from PHARMAVITE that it wishes to inspect the manufacturing facilities for the Licensed Ingredient owned or operated by FORBES or any Affiliate of FORBES, FORBES will gain access for PHARMAVITE to carry out such inspection during normal business hours;

(t)

upon receipt of reasonable notice from PHARMAVITE that it wishes to inspect the manufacturing facilities for the Licensed Ingredient owned or operated by a third party not affiliated with FORBES, FORBES will use its commercially reasonable efforts to gain access for PHARAMVITE to carry out such inspection during normal business hours;

(u)

it shall provide to PHARMAVITE reasonable advance notice in writing of all material changes to the manufacturing process of the Licensed Ingredient that do not change the Specifications or physical characteristics of the Licensed Ingredient (it being understood and agreed that any change in the Specifications or physical characteristics of the Licensed Ingredient must be approved by PHARMAVITE as set forth in Section 15.2)

(v)

it shall notify PHARMAVITE in writing within thirty (30) days of FORBES being notified of (i) any inspection of the manufacturing facilities for the Licensed Ingredient by the FDA or any state or foreign department of health services (or equivalent state authority) that results in a citation for potential violations or a notification of alleged violations (with the notice specifying in reasonable details the particulars thereof) or (ii) any warning letter received by FORBES or FORBES Affiliates or its sub-contractors from the FDA or any state department of health services (or equivalent state or foreign authority) relating to such manufacturing facilities or the Licensed Ingredient or (iii) or any state or federal or Canadian regulatory enforcement action relating to the Licensed Ingredient;

020306Pharmavite	29

(w)

it will not directly purchase or knowingly purchase for the use in the performance of this Agreement any merchandise, equipment, supplies or services originating from, processed in, or transported from or through, the countries prohibited from commerce by the United States Government.  This restriction includes merchandise, equipment, supplies or services from any other country that is restricted by law, regulation or executive order at any time during the performance of this Agreement;

(x)

it will comply with the regulations of the Department of Labor contained in Title 41, Code of Federal Regulations, Chapter 60, which are incorporated by this reference, and with the regulations of the Department of Labor and the Office of Federal Contract Compliance Program, and the Affirmative Action clauses as set out in Title 42, Code of Federal Regulations, Part 60-471, which are incorporated herein by this reference;

(y)

(A) to its knowledge any facility to be used in the performance of this Agreement is not listed on the U.S. EPA List of Violating Facilities; (B) it will comply with all requirements of Section 114 of the U.S. Air Act and Section 308 of the U.S. Water Act relating to inspection, monitoring, entry, reports, and information, as well as all other requirements specified in Sections 114 and 308 of the U.S. Air Act and the U.S. Water Act, respectively, and all regulations and guidelines issued thereunder; and (C) it will promptly notify Pharmavite of the receipt of any communications from the Director, Office of Federal Activities, U.S. Environmental Protection Agency, or delegatee, indicating that a facility to be used in the performance of this Agreement is under consideration to be listed on the U.S. EPA List of Violating Facilities;

(z)

it has complied with and will comply with all applicable labor laws, including but not limited to the Fair Labor Standards Act of 1938, as amended (“FLSA”).  (The Army and Air Force Exchange Service require that any merchandise which may be sold to it, which may include the Licensed Products, will be made in compliance with the FLSA.  Pharmavite will provide Forbes with information regarding the requirements of the FLSA if requested in writing by Forbes); and

(aa)

the ***** (information omitted) attached hereto as Annex E are true, correct, complete and accurate and shall remain true, correct, complete and accurate during the entire term of this Agreement.

16.2

PHARMAVITE’s Representations and Warranties.  PHARMAVITE represents and warrants to FORBES that:

(a)

based in part on FORBES’ representations and warranties set forth in Section 16.1., the Licensed Products shall be manufactured and packaged by PHARMAVITE and/or its subcontractors in compliance with the provisions of the Act and the cGMP, all other applicable rules and regulations promulgated under the Act relating to the manufacture and packaging of ingredients of Dietary Supplements or food products, including without limitation food additive requirements under the Act and all other applicable foreign, federal, state and local laws, rules, regulations and order;

020306Pharmavite	30

(b)

at the time of shipment from PHARMAVITE’s warehouse, the Licensed Products shall conform to the product specifications therefore approved by FORBES in accordance with the terms of this Agreement (the “Licensed Product Specifications”);

(c)

PHARMAVITE will not advertise or recommend that the Licensed Products be taken at levels that will result in the consumption of in excess of 3.6 grams per day of the Licensed Ingredient;

(d)

PHARMAVITE will not make (i) any false or misleading statements in any packaging, labeling, advertising or promotional material regarding the Licensed Ingredient and/or any Licensed Product or any (ii) Health/Structure Function Claim that is not permissible under applicable state and federal law, the Act, FDA regulations and/or DSHEA; provided, however, that FORBES agrees that PHARMAVITE shall not be considered in breach of its obligations set out in this Section (16.2 (d)) or in this Agreement if an authorized federal or state regulatory agency objects to a Health/Structure Function Claim made by Pharmavite and either (A) PHARMAVITE acquiesces to such agency’s demands and takes appropriate corrective action with respect to such Health/Structure Function Claim or (B) the authorized federal or state regulatory agency fails to obtain a final judgment (after exhaustion of all appeals by PHARMAVITE) from an court of law having jurisdiction over the matter to the effect that the Health/Structure Function Claim made by PHARMAVITE was in violation of applicable law.

(e)

the Licensed Products shall not be made of any materials other than the Licensed Ingredient and those materials set forth in the Licensed Product Specifications;

(f)

except as the same may be caused by the Licensed Ingredient, as of the time the Licensed Products are shipped by Pharmavite, the Licensed Products shall not be (i) adulterated or misbranded within the meaning of the Act, the U.S. Fair Packaging and Labeling Act or any applicable pure food and drug law or regulations promulgated thereunder, as such laws or regulations are constituted and in effect at the time of such shipment, or (ii) an article which may not, under the provisions of Sections 404, 505 or 512 of the Act, be introduced into interstate commerce, or (iii) misbranded or banned hazardous substances, or in a misbranded package, under the U.S. Federal Hazardous Substance Labeling Act, the U.S. Poison Prevention Act, or any other applicable consumer safety law;

(g)

under the terms of its supply agreement with its third party manufacturers, PHARMAVITE will have the right to inspect the manufacturing facilities used to manufacture the Licensed Products upon reasonable notice, during normal business hours.   Upon receipt of reasonable notice from FORBES that FORBES wishes to inspect such manufacturing facilities, PHARMAVITE will use reasonable commercial efforts to gain access for FORBES to carry out such inspection under the terms of the supply agreement with its third party manufacturers;

020306Pharmavite	31

(h)

it shall notify FORBES in writing within thirty (30) days of PHARMAVITE being notified of (i) any inspection of the manufacturing facilities for the Licensed Products by the FDA or any state department of health services (or equivalent state authority) that results in a citation for potential violations or a notification of alleged violations (with the notice specifying in reasonable details the particulars thereof) or (ii) any warning letter received by PHARMAVITE or its agents or third party manufacturers from the FDA or any state department of health services (or equivalent state authority) relating to such manufacturing facilities or the Licensed Products or (iii) or any state or federal regulatory enforcement action relating to the Licensed Products.

16.3

Exclusive Representations and Warranties of FORBES.  THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 16.1 OF THIS AGREEMENT ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES GIVEN BY FORBES TO PHARMAVITE WITH RESPECT TO THE LICENSED INGREDIENT, THE ADDITIONAL LICENSED INGREDIENT, AND THE INTELLECTUAL PROPERTY AND ARE GIVEN AND ACCEPTED IN LIEU OF ANY AND ALL OTHER WARRANTIES, GUARANTEES, CONDITIONS AND REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

16.4

Exclusive Representations and Warranties of PHARMAVITE.  THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 16.2 OF THIS AGREEMENT ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES GIVEN BY PHARMAVITE TO FORBES WITH RESPECT TO THE LICENSED PRODUCTS, AND ARE GIVEN AND ACCEPTED IN LIEU OF ANY AND ALL OTHER WARRANTIES, GUARANTEES, CONDITIONS AND REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

16.5

Credit for or Replacement of Non-Conforming Product.  Any Licensed Ingredient delivered to PHARMAVITE by FORBES which is finally rejected in accordance with Article VII, or which is otherwise not in compliance with the warranties set forth in Section 16.1, shall be replaced at FORBES’ expense, or PHARMAVITE’s account may be credited in the amount paid by PHARMAVITE for such Licensed Ingredient, at PHARMAVITE’s election.  Such credit shall not limit or diminish Forbes’ indemnification obligations set forth in Article XVII hereof.

16.6

Limitations on Rights and Obligations.  Nothing in this Agreement shall be construed as:

020306Pharmavite	32

(a)

except as expressly set out in this Agreement, an obligation by  FORBES to bring or prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trademarks, industrial designs or other intellectual property rights or contractual rights, or

(b)

except as expressly set out in this Agreement, the conferring by FORBES of the right to use in advertising or publicity the name of FORBES of or any of its trademarks.

ARTICLE XVII – INDEMNIFICATION

17.1

PHARMAVITE Indemnification.  PHARMAVITE agrees that in addition to any and all other rights and remedies of FORBES, whether at law or in equity, and notwithstanding any inspection made or not made by FORBES, PHARMAVITE shall defend, indemnify and hold FORBES, FORBES Affiliates and their respective officers, directors, employees, independent contractors, agents and assigns harmless from and against all actions, claims, demands, proceedings, suits, losses, damages, costs and expenses (including reasonable attorneys fees) of whatsoever kind or nature (including but not limiting the generality of the foregoing, in respect of death, injury, loss or damage to any person or property) (collectively, “Claims”) arising in any way out of or connected with:

(a)

any breach or alleged breach of any representation, warranty or covenant contained in this Agreement by PHARMAVITE; or

(b)

any unauthorized use of the Trademark in relation to Licensed Products; or

(c)

inaccuracies in studies performed by PHARMAVITE on which Health/Structure Function Claims used by PHARMAVITE are based; or

(d)

the infringement of any third party patent or trade secret based on (i) the manufacture and sale of a single bite soft chew using the Licensed Ingredient solely to the extent that the infringement arises from the use of the Licensed Ingredient in a soft chew and not from the Licensed Ingredient itself  or (ii) based on PHARMAVITE’S combination of the Licensed Ingredient or the Additional Licensed Ingredient with one or more other Dietary Ingredients not licensed or supplied by FORBES, directly or indirectly, to from a composition, solely to the extent that the infringement arises as a result of the manufacture, sale or use by PHARMAVITE of a composition containing the Licensed Ingredient or the Additional Licensed Ingredient in combination with such other Dietary Ingredient(s); or

(e)

any negligence or willful misconduct by Pharmavite, its Affiliates or subcontractors;

except to the extent that such Claims arose from the (i) negligence or willful misconduct of FORBES, its Affiliates or its subcontractors, or (ii) with regard to Health/Structure Function Claims, inaccuracies in studies performed by FORBES and/or FORBES and Novartis Consumer Health, Inc., its Affiliates or its subcontractors on which the claims were based, or (iii) breach of FORBES’ representations and warranties set forth in this Agreement.

020306Pharmavite	33

17.2

FORBES Indemnification.  FORBES agrees that in addition to any and all other rights and remedies of PHARMAVITE, whether at law or in equity, and notwithstanding any inspection made or not made by PHARMAVITE, FORBES shall defend, indemnify and hold PHARMAVITE and its Affiliates and their respective officers, directors, managers, employees, independent contractors, agents, and assigns, harmless from and against all Claims arising in any way out of or connected with:

(a)

the research and development activities conducted by FORBES under this Agreement, if any, except to the extent that such damages or losses arose from the negligence or willful misconduct of PHARMAVITE, its Affiliates or subcontractors; or

(b)

any breach of or alleged breach of any representation, warranty or covenant contained in this Agreement by FORBES; or

(c)

inaccuracies in studies performed by FORBES and/or FORBES and Novartis Consumer Health, Inc., its Affiliates or its subcontractors on which Health/Structure Function Claims relating to cardiovascular health used by PHARMAVITE are based; or

(d)

any claim that the use of the IP Rights, the Licensed Ingredient, the Additional Licensed Ingredient, and/or the Trademark by Pharmavite as contemplated by this Agreement infringes upon any patents, copyrights, trade secrets, service marks, trade secrets or intellectual property rights of any third party, except to the extent PHARMAVITE is obligated to indemnify FORBES pursuant to Section 17.1(d) hereof; or

(e)

any negligence or willful misconduct by Forbes, its Affiliates or subcontractors.

17.3

Indemnification Procedures.  The parties agree that:

(a)

the indemnifying party shall have the right in its sole discretion to conduct all proceedings and negotiations connected with such Claims; provided however, that the indemnifying party shall not settle any Claim without the consent of the indemnified party, which consent shall not be unreasonably withheld or delayed; and provided, further, that if the indemnifying party fails to defend a Claim, the indemnified party shall have the right to undertake the defense of any such Claim at the expense and for the account of the indemnifying party and the indemnifying party shall pay all such expenses within ***** (term omitted) of the receipt of any invoice with respect thereto;

020306Pharmavite	34

(b)

the indemnified party shall promptly notify the indemnifying party of all such Claims and shall not make any admissions regarding them unless legally required to do so;

(c)

the indemnified party shall, at the indemnifying party’s expense, provide the indemnifying party with reasonable assistance and authority in connection with such claims;

(d)

the indemnifying party shall keep the indemnified party informed as to the status of any Claim, and shall provide the indemnified party with a written status report on the Claim on a regular basis which shall be no less often than ***** (term omitted); and

(e)

each party shall advise the other of any defect, error, fault or failure with respect to the Licensed Ingredient or the Licensed Products, or even the possibility of such defect, error, fault or failure, if reasonably likely, within a reasonable time after learning of the defect, error, fault or failure or the possibility thereof.

17.4

No Consequential Damages.  Except for liability due to breaches of the obligations of confidentiality, and except for the parties' obligations under the indemnification provisions set forth in this Agreement with respect to third party claims, in no event shall either FORBES or PHARMAVITE be liable to the other for any indirect, special, consequential, punitive, or exemplary damages arising from any breach or breaches of this Agreement.

ARTICLE XVIII – INSURANCE

18.1

Required Insurance.  Each party shall maintain during the term of this Agreement the following insurance or self-insurance in amounts (in Canadian dollars) no less than that specified for each type:

(a)

Commercial general liability insurance with combined limits of not less than $1,000,000 per occurrence, $1,000,000 per accident for bodily injury, including death, and property damage, a general aggregate limit of not less than $2,000,000 and products/completed operations aggregate of not less than $2,000,000 which coverage shall insure such party for product liability claims and its obligations under this Agreement and the License Agreement; and

(b)

Product Liability Insurance, whether as part of commercial general liability insurance or otherwise, and whether as a primary policy or as a combination of policies including excess policies, with limits not less than $10,000,000.

18.2

Evidence of Insurance.  Each party shall provide the other with evidence of its insurance or self insurance.  Each party shall provide to the other thirty (30) days prior, written notice of any cancellation or material change in its coverage.  If not already delivered, each party agrees to deliver to the other within ten (10) business days of the execution of this Agreement and thereafter annually, a certificate from the insurance company(ies) evidencing that all the insurance required by this Agreement is in force, including a broad form vendors’ endorsement naming the other party as an additional insured.

020306Pharmavite	35

ARTICLE XIX – TERM AND TERMINATION

19.1

Term; Renewal.  This Agreement shall come into effect on the Effective Date. Unless otherwise terminated as provided in Sections 19.2, 19.3, 19.4, 19.5, 19.6, 19.7, 19.8, or 22.2 below, this Agreement shall remain in force until ***** (term omitted).  This Agreement shall renew automatically in ***** (information omitted) written notice to the other of its intention to not renew.

19.2

Bankruptcy Termination.  Either party may immediately terminate this Agreement without written notice by one party to the other, if the other party files or has filed against it a petition under an applicable Bankruptcy Act, makes an assignment for the benefit of creditors, has a receiver appointed for it or any of its assets, or otherwise takes advantage of any statute or law designed for relief of debtors.

19.3

Termination for Breach.  In the event either party commits a material breach or defaults in the performance or observance of any of the material provisions of this Agreement, and such breach or default is not cured within ***** (term omitted) after the receipt of notice thereof from the other party specifying such breach or default, the party not in breach or default shall be entitled (without prejudice to any of its other rights) to terminate this Agreement, without additional penalty, termination fee or cost, by giving notice to take effect immediately.

19.4

Termination due to Change of Control.  Either party may terminate this Agreement upon ***** (term omitted) written notice to the other party in the event of change of control in the other party. For the purpose of this clause, “control” shall mean the direct or indirect ownership of at least 51% of the stock or participating shares or ownership interest entitled to vote in the general meeting of shareholders or members, as applicable.

19.5

Termination by PHARMAVITE for Regulatory Changes or Actions.  PHARMAVITE may terminate this Agreement upon ***** (term omitted) written notice if as a result of regulatory changes or regulatory actions PHARMAVITE decides, in its sole discretion, that it will cease making the current Health/Structure Function Claims made by PHARMAVITE with respect to the Licensed Products.

19.6

Termination by PHARMAVITE due to Adverse Regulatory or Economic Climate. After consultation with FORBES, PHARMAVITE may terminate this Agreement upon one hundred and ***** (term omitted) prior written days notice, if as a result of adverse regulatory action relating to the Licensed Ingredient or adverse publicity, litigation or other proceedings relating to the Licensed Ingredient, the regulatory or economic climate is such that PHARMAVITE decides, it in its sole discretion, to either (i) cease making the current Health/Structure Function claims made by PHARMAVITE with respect to the Licensed Products or (ii) cease selling the Licensed Products.

020306Pharmavite	36

19.7

Termination for Safety Reasons.  Without prejudice to its any other rights and remedies, PHARMAVITE may terminate this Agreement upon ***** (term omitted) written notice if, based on reputable scientific evidence which it becomes aware of after the date this Agreement is executed, it decides, in its sole discretion, to cease selling the Licensed Products as a result of safety concerns regarding the Licensed Ingredient.  FORBES may terminate this Agreement upon ***** (term omitted) written notice if, based on reputable scientific evidence which it becomes aware of after the date this Agreement is executed, it decides, in its sole discretion to cease selling the Licensed Ingredient to anyone as a result of safety concerns regarding the Licensed Ingredient.

19.8

Termination by Forbes.  FORBES may terminate this Agreement on ***** (term omitted)  written notice to PHARMAVITE in the event that as a result of intentional or negligent actions by PHARMAVITE that endanger the safety of consumers of PHARMAVITE'S products the FDA or such other regulatory authority having jurisdiction over food safety and labeling revokes, cancels, or suspends any material license, certificate or permission PHARMAVITE holds with respect to the operation of its manufacturing facility if, in the opinion of FORBES acting reasonably, such action may lead to a significant loss in value of the Trademark.

ARTICLE XX – EFFECT OF EXPIRATION OR TERMINATION

20.1

Effect on Obligations and Duties.  Upon expiration or termination of this Agreement pursuant to Article XIX or Section 22.2 both parties hereto shall, effective as of the date of termination:

(a)

be released from all obligations and duties imposed or assumed hereunder except from those provided in Article XIII, Articles XV through XVIII, and Article XXXIII which shall remain in effect; and

(b)

lose the benefit of any rights granted in this Agreement, except for those accrued prior to the effective date of termination and those set forth in Articles XV through XVIII, and Article XXXIII which shall remain in effect.

20.2

Effect on Payments and Guaranteed Minimum Purchases.  In the event that this Agreement is terminated pursuant to Article XIX or Section 22.2 by either party, PHARMAVITE shall make all payments accruing prior to the effective date of termination to FORBES in the manner specified herein, but shall not be required to purchase from FORBES any Licensed Ingredient not already ordered pursuant to purchaser orders given by PHARMAVITE in order to satisfy the Guaranteed Minimum Purchase set forth in Section 6.4 of this Agreement.  FORBES may proceed to enforce payment of all outstanding payments.  Each party may proceed to collect any other monies owed to such party and to exercise any or all of the rights and remedies contained herein or otherwise available to such party by law or in equity, successively or concurrently at the option of such party.

020306Pharmavite	37

20.3

Sell-Off Period.  Subject to Section 20.4 below, in the event that this Agreement is terminated pursuant to Section 22.2 or any Section of Article XIX other than 19.3 due to the material breach of PHARMAVITE, PHARMAVITE may liquidate (use in manufacturing, sell, distribute etc.) its inventory of Licensed Ingredient, the Additional Licensed Ingredient and Licensed Products in the Licensed Ingredient Field of Use or the Additional Licensed Ingredient Field of Use, as applicable, in the Territories after the date of termination; provided, that any Licensed Products ordered by PHARMAVITE from any third party manufacturer which cannot be cancelled will be considered part of PHARMAVITE’S inventory of Licensed Products; and provided further, that such period shall not exceed ***** (term omitted) from the date of termination.  PHARMAVITE shall deliver to FORBES an accounting within ***** (term omitted) of the date of termination (such accounting to specify the inventory of Licensed Ingredient, the Additional Licensed Ingredient and Licensed Products remaining unsold on such date and the particulars of disposition of same).  In no event shall PHARMAVITE have any obligation to pull any Licensed Products from the inventory of retailers or distributors.

20.4

Delivery of Licensed Ingredients.  In the event that this Agreement is terminated by FORBES pursuant to Section 19.3, PHARMAVITE shall promptly deliver up to FORBES all Licensed Ingredients in its, its Affiliates’ and third party manufacturers’ possession or control and shall have no further right of any nature whatsoever in the Licensed Ingredient licensed by FORBES.  In no event shall PHARMAVITE have any obligation to pull any Licensed Products from the inventory of retailers or distributors.

20.5

Effect on License Fees.  Subject to the following sentence, PHARMAVITE acknowledges and agrees that if the Agreement is terminated by either party pursuant to Article XIX or Section 22.2, the payments made or due by PHARMAVITE pursuant to Article III will remain or be forfeited to with FORBES.  Notwithstanding the foregoing, in the event this Agreement is terminated during the initial term for the Licensed Ingredient for any reason other than breach of this Agreement by PHARMAVITE, FORBES shall refund to PHARMAVITE a prorated portion of the License Fees paid pursuant to Article III.

20.6

No Waiver of Other Rights and Remedies.  Termination of this Agreement for any reason whatsoever shall be without prejudice to each party’s other rights and remedies under this Agreement and shall not relieve either party from any obligation under this Agreement that may have accrued prior thereto.

ARTICLE XXI – PUBLIC ANNOUNCEMENT

Each party agrees not to issue any press release or other public statement, whether oral or written, disclosing the existence of this Agreement or any information relating to this Agreement without the prior written consent of the other party, provided however, that neither party will be prevented from complying with any duty of disclosure it may have pursuant to law or governmental regulation subject to the restrictions of Article XV.

020306Pharmavite	38

ARTICLE XXII – FORCE MAJEURE

22.1

Notice of Force Majeure.  If by reason of 'force majeure', which shall mean for the purpose of this Agreement any cause beyond the reasonable control of the affected party including, without limitation, Act of God, war, riots, acts of the public enemy, terrorists, fires, earthquakes, floods, strikes, labor disputes, accidents, or any act in consequence of compliance with any order of any government or governmental authority, either party is delayed or prevented from complying with its obligations under this Agreement it shall promptly give notice to the other party with an estimated date by which the contingency will be removed.

22.2

Effect of Force Majeure.  Neither party shall be liable for any delay or failure of performance caused by reason of force majeure; provided that the terms of this provision shall not exempt, but merely suspend, any party from its duty to perform the obligations hereunder, which obligations shall be undertaken as soon as practicable aft the force majeure condition ceases. If the contingency cannot be permanently removed, or if a contingency results in a delay extending beyond ***** (term omitted), this Agreement (upon notice by either party) shall be terminated and Article XIX shall apply.

ARTICLE XXIII – NOTICES

23.1

Manner of Giving Notices; Deemed Receipt of Notices.  All notices given pursuant to this Agreement shall be in writing and shall be deemed received upon the earlier of (i) when received at the address set forth below (including telefax, personal delivery or overnight courier), or (ii) ***** (term omitted) after being sent by telefax and confirmed by being mailed by certified, registered, or overnight courier mail in the United States, postage prepaid and properly addressed, with return receipt requested.

23.2

Address for Notices.  Notices shall be delivered to the respective parties as indicated or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith:

If to FORBES:

FORBES MEDI-TECH, INC.

750 West Pender Street, Suite 200

Vancouver, B.C.  V6C 2T8

Fax : 604-689-7641Attn.: Mr. Charles Butt, President

020306Pharmavite	39

If to PHARMAVITE :

PHARMAVITE LLC

8510 Balboa Boulevard, Suite 300

Northridge, California 91325

Fax:  818-221-6600

Attn.:  Christine Burdick-Bell, Vice President & Counsel, Legal Affairs

ARTICLE XXIV – ASSIGNMENT

Unless consent in writing is first obtained from the other party (not to be unreasonably withheld), this Agreement and the rights granted herein shall not be assignable by either party hereto, except to a successor to all or substantially all of its business. Any attempted assignment without consent shall be void. Any permitted assignee shall assume all obligations of its assignor under the Agreement.

ARTICLE XXV – PHARMAVITE TRADEMARKS

The parties agree that PHARMAVITE shall have the right to sell the Licensed Products under any trademarks, tradenames, logotypes or designs that it chooses, including the trademarks, tradenames, logotypes and designs of its customers.  FORBES shall not acquire any interest whatsoever in any of such trademarks, tradenames, logotypes or designs.

ARTICLE XXVI – EXTENSION TO AFFILIATES

FORBES shall have the right to extend the rights and immunities relating to indemnification granted to FORBES in the Agreement to any of its Affiliates, provided that FORBES shall not then be in default with respect to any of its obligations under this Agreement. Such indemnification provisions shall apply to such Affiliate to which this license has been extended to the same extent as they apply to FORBES.

ARTICLE XXVII – NO WAIVER

The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

ARTICLE XXVIII – RELATIONSHIP OF THE PARTIES

Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between FORBES and PHARMAVITE, or to constitute one as the agent of the other. Both parties shall act solely as independent contractors, and nothing in this Agreement shall be construed to give either party the power or authority to act for, bind, or commit the other party.

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ARTICLE XXIX – HEADINGS; INTERPRETATION

The headings of Articles and Sections of this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement in any way.  Words denoting the singular shall include the plural and vice versa; words denoting any gender shall include all genders; and words denoting persons shall include bodies corporate, and vice versa.

ARTICLE XXX – SEVERABILITY

Should one or more of the provisions of the Agreement become void or unenforceable as a matter of law, then the Agreement shall be construed as if such provision were not contained therein and the remainder of such Agreement shall be in full force and effect, and the parties will use their best efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the parties.

ARTICLE XXXI – ENTIRE AGREEMENT; AMENDMENT

31.1

Entire Agreement.  This Agreement, together with the Annexes hereto, sets forth the entire agreement and understanding of the parties as to the subject matter hereof and supersedes all prior and contemporaneous agreements, proposals, oral or written, and all other communications between the parties with respect to such subject matters and for purposes of greater clarity this Agreement shall replace the Amended and Restated Agreement effective January 1, 2006.  The terms of FORBES invoices are not to contradict the provisions of this Agreement.  To the extent there is any inconsistency between the terms of any such invoice, the terms of this Agreement shall govern.

31.2

Amendment.  No provision of the Agreement may be amended or modified other than by a written document signed by authorized representatives of both parties.

ARTICLE XXXII – GOVERNING LAW

The validity and interpretation of this Agreement and the legal relations of the parties to it shall be governed by the substantive laws of California, without reference to any rules or conflict of laws.

ARTICLE XXXIII – DISPUTE RESOLUTION

33.1

Negotiation.  The parties will attempt in good faith to resolve through negotiation any dispute, claim or controversy arising out of or relating to this Agreement.  Either party may initiate negotiations by providing written notice in letter form to the other party setting forth the subject of the dispute and the relief request. The recipient of such notice will respond in writing within ***** (term omitted) with a statement of its position on and recommended solution to the dispute.  If the dispute is not resolved by this exchange of correspondence, then a representative of each party with full settlement authority shall meet at a mutually agreeable time and place within ***** (term omitted) of the date of the initial notice in order to exchange relevant information and perspectives, and to attempt to resolve the dispute.

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33.2

Mediation.  If the dispute is not resolved by these negotiations, the matter will be submitted to non-binding mediation by a mediator from JAMS with knowledge of commercial and intellectual property matters, the costs of whom shall be paid jointly by all parties.  Each party to this Agreement shall cooperate in such mediation, but may terminate mediation at any time after the expiration of ***** (term omitted) from commencement thereof.  Nothing in this Article shall preclude either party from exercising any and all legal rights available to it in a court of competent jurisdiction for injunctive relief.  No offer, finding, action, inaction, or recommendation made or taken in or as a result of the parties negotiations pursuant to Section 33.1 or pursuant to mediation shall be considered for any purpose an admission of a party, nor shall it be offered or entered into evidence in any legal proceeding.

33.3

Arbitration. The parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement that are not resolved by their mutual agreement as provided above, shall be submitted to final and binding arbitration (“Arbitration”) before JAMS, or its successor, pursuant to the United States Arbitration Act, 9 U.S. C. sect. 1 et. seq.  Either party may commence the arbitration process called for in this Agreement by filing a written demand for arbitration with JAMS, with a copy to the other party.  The arbitration will be conducted in accordance with the provisions of JAMS Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration if the amount in dispute is ***** (price omitted) or less, or in accordance with the provisions of JAMS Comprehensive Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration if the amount in dispute exceeds ***** (price omitted), in each case as the same may be modified hereby.  In the event that the amount in dispute exceeds ***** (price omitted), the parties agree that the Optional Appeal Procedures of the JAMS Comprehensive Arbitration Rules and Procedures will apply. The parties will cooperate with JAMS and with one another in selecting an arbitrator from JAMS’s panel of neutrals, and in scheduling the arbitration proceedings. The parties shall attempt in good faith to mutually agree as to a hearing commencement date, but if the parties cannot agree the arbitrator shall choose the hearing date in such a manner as will permit the parties to conduct any necessary, appropriate or reasonably desired discovery. The parties covenant that they shall participate in the arbitration in good faith, and that they shall share equally in its costs, subject to Sections 33.7.  To the extent the rules and procedures of the JAMS are inconsistent with these provisions, the terms of these provisions shall prevail.  The provisions of this Section may be enforced by any Court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered.

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The parties agree that, except as specifically provided herein, they are giving up any rights they may possess to have any disputes, claims or controversies arising out of or relating to this Agreement litigated in a court or jury trial and are giving up their judicial rights to discovery and appeal except to the extent that they are specifically provided for under this Agreement or by law.  Any party’s refusal to submit to arbitration after agreeing to this provision, may result in such party being compelled to arbitrate under federal or state laws.

33.4

Award.  The arbitration award shall be final and binding on the parties and judgment upon the arbitration award may be entered in any court having jurisdiction thereof.  Upon the request of a party, the arbitration award shall specify the factual and legal basis for the award.  To the extent permitted by applicable law, the arbitrators shall have the power to award recovery of all costs and fees (including reasonable attorneys' fees, administrative fees, and arbitrators' fees) to the prevailing party, but shall not have the power to award punitive damages.  Both legal and equitable remedies shall be available to the arbitrators.

33.5

Injunction.  Any party hereto may file an application for a preliminary or temporary restraining order or injunction in any court of competent jurisdiction, but only upon the grounds and the good faith belief that the award that the party might otherwise be entitled to pursuant to the arbitration process may be rendered ineffectual without such provisional relief.  In addition, a party may file an action in any court of competent jurisdiction to enforce the arbitration provisions of this Agreement.

33.6

Discovery.  In the event of an Arbitration, and in the event the amount in dispute exceeds ***** (price omitted), each party will be entitled, on an expedited basis, to propound written discovery and to obtain the testimony of witnesses by deposition to the same extent as provided to a civil litigant in a suit filed in the applicable courts in the jurisdiction in which the arbitration is brought; provided, however, that all such discovery shall take place within ***** (term omitted) after the later of the appointment of an arbitrator or the filing of a written submission to arbitrate signed by the parties and provided, further, that notwithstanding anything to the contrary contained herein, the arbitrator's authority to grant discovery requests made by any party and a party's right to make such requests shall not be limited by this provision.

33.7

Attorneys Fees.   All costs and expenses incurred in connection with negotiation and drafting of this Agreement shall be paid by the party incurring such expenses. Should any party to this Agreement reasonably retain counsel for the purpose of enforcing or preventing the breach of any provision of the Agreement, then the prevailing party shall be entitled, in addition to such other relief as may be granted, to be reimbursed by the losing party for all costs and expenses incurred, including, but not limited to, reasonable attorneys' fees and costs for services rendered to the prevailing party.

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ARTICLE XXXIV – COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.  The exchange of a fully executed Agreement by fax, whether by separately executed counterparts or otherwise, shall be binding on the parties.

ARTICLE XXXV – CONSTRUCTION

This Agreement has been negotiated by or on behalf of PHARMAVITE and FORBES, each of which was represented by attorneys.  No law or rule relating to the construction or interpretation of contracts against the drafter of any particular clause should be applied with respect to this Agreement.

ARTICLE XXXVI – CURRENCY

All references to amounts of money mean the lawful currency of the United States of America, unless otherwise specified.

IN WITNESS WHEREOF the parties have executed or caused their duly authorized officers to execute duplicate copies of this Agreement as of the date hereinafter written

FORBES MEDI-TECH, INC.

PHARMAVITE LLC

By :   /s/ Charles Butt

By:   /s/ Jim Lundeen

Name: Charles Butt

Name:  Jim Lundeen

Title: President

Title: Vice President, Marketing

By:   /s/ Jim Jordan

Name:  Jim Jordan

Title:  Executive Vice President, Operations

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